Exhibit 4.2

DEVAX, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

October 21, 2005

DEVAX, INC.

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 21st day of October, 2005, by and among DEVAX, INC., a Delaware corporation (the “Company”), the holders of shares of the Company’s Common Stock listed on Exhibit A attached hereto (each a “Common Holder” and, collectively, the “Common Holders”), the investors listed on Exhibit B attached hereto (the “Investors”) and Occam International B.V. (“Occam”) and Roberts Mitani, LLC (“Roberts Mitani”), each a holder of warrants to purchase shares of the Company’s Common Stock (the “Warrant Holders”).

RECITALS

WHEREAS, certain of the Investors (the “Series D Investors”) are purchasing shares of the Company’s Series D Preferred Stock (the “Series D Preferred Stock”), pursuant to that certain Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors (the “Prior Investors”) are holders of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”), Series B Preferred Stock (the “Series B Preferred Stock”) and Series A Preferred Stock (the “Series A Preferred Stock” and together with, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be referred to herein collectively as the “Preferred Stock”);

WHEREAS, the Prior Investors and the Company are parties to that Second Amended and Restated Investor Rights Agreement, dated March 26, 2004 (the “Prior Agreement”);

WHEREAS, the Warrant Holders have each executed a form of Joinder to the Prior Agreement and have become parties thereto;

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

“Major Investor” means any Holder of Series D Preferred Stock, Series C Preferred Stock or Series B Preferred Stock.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (a) Common Stock of the Company issued or issuable upon conversion of the Shares; (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or option, other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities; (c) any Common Stock of the Company held by the Common Holders; (d) any Common Stock of the Company issued, or issuable, upon the exercise of the warrants held by the Warrant Holders and (e) any Common Stock of the Company issued, or issuable, upon exercise of the warrants held by the Investors and their permitted assigns. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 under the Securities Act, or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed Thirty Thousand Dollars ($30,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

“Series C Investor” shall mean an Investor holding shares of Series C Preferred Stock.

“Shares” shall mean the Preferred Stock held by the Investors listed on Exhibit B attached hereto and their permitted assigns.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions On Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances. From and after such time as the Company becomes a reporting company under Section 13 or Section 15 of the Exchange Act, the Company will not require a transferee of Shares or Registrable Securities to agree to be bound by the terms of this Agreement.

Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder’s affiliates, related funds or family members or trust for the benefit of an individual Holder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws, the Company’s Bylaws, or as provided elsewhere in this Agreement):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED

IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Requested Registration.

(a) Request for Registration. Subject to the conditions of this Section 2.2, at any time after October 21, 2008, if an Initial Offering has not occurred, the holders of fifty percent (50%) of the Registrable Securities held by the Series D Investors and the Series C Investors, in the aggregate, will have the right to have the Company effect one (1) registration of their Shares on Form S-1 pursuant to this Section 2.2 and at any time following 180 days after the Company’s Initial Offering, the holders of the Shares, by action of the holders of a majority of the Registrable Securities, will be entitled to have the Company effect three (3) registrations on Form S-1 pursuant to this Section 2.2 (in each instance, the “Initiating Holders”).

(b) Notices; Company Action. In the case of each requested registration contemplated by Section 2.2(a), if the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to shares of Registrable Securities, provided that the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed three million dollars ($3,000,000) the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders then entitled to such a requested registration; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders then entitled to such a requested registration joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company.

(c) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.2:

(i) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date one hundred eighty (180) days immediately following the effective date of, any registration statement subject to Section 2.3 hereof (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iii) If the Company shall furnish to such Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 2.2 shall be deferred for a period not to exceed one hundred twenty (120) days from the date of receipt of written request from the Initiating Holders, provided that the Company may not exercise this deferral right more than once per twelve (12) month period; or

(iv) If such registration, qualification or compliance is not proposed to be part of a firm commitment underwritten public offering with underwriters reasonably acceptable to the Company.

Subject to the foregoing clauses (i) through (iv), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.

(d) Underwriting. In the event of a registration pursuant to Section 2.2, the Company shall advise the Holders entitled to and as part of the notice given pursuant to Section 2.2(b)(i) that the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 2.2, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Holders of a majority of all Registrable Securities held by the Initiating Holders, but subject to the Company’s reasonable approval. Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders entitled to include their Registrable Securities in such registration and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all such Holders (including the Initiating Holders) in proportion, as nearly as practicable, to the respective total purchase prices paid to the Company for such Registrable Securities held by such Holders (including the Initiating Holders) at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

2.3 Piggyback Registrations. The Company shall notify all Holders in writing at least twenty (20) days prior to the filing of any and all registration statements under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total purchase price paid to the Company for the Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting or (ii) reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence.

(b) Right To Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Shares a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders of Shares (the “Initiating Holders”), the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after mailing of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 (or any successor or similar form) is not available for such offering by the Initiating Holders, or

(ii) if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Hundred Thousand Dollars ($500,000), or

(iii) if the Company shall furnish to the Initiating Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Initiating Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(iv) in any twelve (12) month period, if the Company has already effected two (2) registrations on Form S-3 for any Holders pursuant to this Section 2.4 during such twelve (12) month period, or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.4(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Holders of a majority of the Registrable Securities held by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the total purchase price paid to the Company for the Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(d) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the holders of Shares.

2.5 Expenses Of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration under Section 2.2, Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the holders of a majority of the Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.4, as applicable, in which event such right shall be forfeited by all holders of Registrable Securities. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the holders of Shares shall not forfeit their rights pursuant to Section 2.4.

2.6 Obligations Of The Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the

Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if an executive officer of the Company reasonably determines (which determination shall be confirmed by the Company’s Board of Directors within forty-eight (48) hours) that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a serious adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its rights under the preceding sentence, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. If so directed by the Company, the Initiating Holders shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Initiating Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus promptly in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(g) Use its best efforts to furnish on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect three (3) years after the date of the Company’s Initial Offering. In addition, a Holder’s registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act; (b) such Holder (together with its affiliates) holds less than one percent (1%) of the Company’s outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis) and (c) all Registrable Securities held by such Holder (and its affiliates, partners and former partners) may be sold under Rule 144 during any ninety (90) day period.

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.4 if, due to the operation of subsection 2.4(c), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.4.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, and directors and legal counsel of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling person, underwriter or other Holder, or partner, officer, director, legal counsel or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10 Assignment Of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, affiliate, related fund, general partner, limited partner or retired partner of a Holder, or (b) to any other Holder, or (c) is a Holder’s family member or trust for the benefit of an individual Holder, or (d) acquires at least twenty-five thousand (25,000) shares of Registrable Securities (adjusted for stock splits and combinations); provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11 Acceptance of Registration Rights. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12 Limitation On Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder demand registration rights or the right to include such shares in a registration statement that would reduce the number of shares includable by the Holders. However, after the Company becomes a reporting company under Section 13 or Section 15 of the Exchange Act, the Company may grant demand rights to holders or prospective holders so long as the Holders of Registrable Securities hereunder have the right to include their Registrable Securities in any such registration without reduction.

2.13 “Market Stand-Off” Agreement. Each Holder agrees that during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act the Holder shall not, to the extent requested by the Company and any underwriter, sell, pledge, lend, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any options, right or warrant to purchase, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), or enter into any swap, hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock held by the Holder at any time during such period except Common Stock included in such registration; provided, however, that:

(a) such agreement shall apply only to the Company’s Initial Offering; and

(b) all officers and directors of the Company enter into similar agreements.

Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 2.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by this Section 2.13. The underwriters of the Company’s stock are intended to be third party beneficiaries of this Section 2.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.14 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) The Company will furnish each Major Investor as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an audited consolidated balance sheet of the Company, as at the end of such fiscal year, and an audited consolidated statement of income and an audited consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

(c) The Company will furnish each Major Investor as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, an unaudited balance sheet of the Company as of the end of each such month, and an unaudited statement of income and an unaudited statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) The Company shall furnish each Major Investor other information as reasonably requested by such Major Investor; provided, however, that the Company shall not be obligated under this Section 3.1 with respect to a competitor of the Company or with respect to materials or information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

3.2 Inspection Rights. Each Major Investor holding at least twenty percent (20%) or more shares of the issued and outstanding Series D Preferred Stock, at least twenty percent (20%) or more shares of the issued and outstanding Series C Preferred Stock, or at least twenty percent (20%) or more shares of the issued and outstanding Series B Preferred Stock, as applicable, of the Company shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to materials or information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

3.3 Confidentiality of Records.

(a) Each Investor agrees not to use Confidential Information (as hereinafter defined) of the Company for its own use or for any purpose except to evaluate and enforce its equity investment in the Company. Except as permitted under subsection (b) below, each Investor agrees to use its reasonable best efforts not to disclose such Confidential Information to any third parties. Each Investor shall undertake to treat such Confidential Information in a manner consistent with the treatment of its own information of such proprietary nature and agrees that it shall protect the confidentiality of and use reasonable best efforts to prevent disclosure of the Confidential Information to prevent it from falling into the public domain or the possession of unauthorized persons. Each transferee of any Investor who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section, “Confidential Information” means any information, trade secrets, data, or know-how, including, but not limited to, the Company’s patent applications, test or clinical data, licenses, research, products, services, development, inventions, consultants’ or advisors’ identities, samples, processes, designs, engineering, marketing, finances, or business partners disclosed by the Company pursuant to this Agreement.

(b) Confidential Information does not include information, technical data or know-how which (i) is in the Investor’s possession at the time of disclosure as shown by Investor’s files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Investor, it is part of the public knowledge or literature, not as a result of any action or inaction of the Investor; (iii) is approved for release by written authorization of Company or (iv) is rightfully disclosed to Investor by a third party without restriction. The provisions of this Section shall not apply (i) to the extent that an Investor is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process or pursuant to any direction, request or requirement (whether or not having the force of law but if not having the force of law being of a type with which institutional investors in the relevant jurisdiction are accustomed to comply) of any self-regulating organization or any governmental, fiscal, monetary or other authority; (ii) to the disclosure of Confidential Information to an Investor’s employees, counsel, accountants or other professional advisors; (iii) to the extent that an Investor needs to disclose Confidential Information for the protection of any of such Investor’s rights or interest against the Company, whether under this Agreement or otherwise or (iv) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section in connection with the receipt of such Confidential Information.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants who have access to proprietary information of the Company to enter into agreements in the Company’s standard form providing for the protection of proprietary information and inventions.

3.6 Use of Proceeds. The proceeds from the issuance and sale of the Series D Stock pursuant to the Purchase Agreement (the “Proceeds”) shall be used by the Company for research and development for the Axxess stent and related delivery system and improvements thereon, working capital and other general corporate purposes.

3.7 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have with respect to a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents or by-laws, by contract or otherwise, the Company shall, to the extent it may do so, assign such right of first refusal or right of first offer to the Series D Investors and Series C Investors. In the event of such assignment, each Series D Investor and each Series C Investor shall have a right to purchase its pro rata portion of the capital stock proposed to be transferred. Each Series D Investor’s and Series C Investor’s pro rata portion shall be equal to the product obtained by multiplying (i) the aggregate number of shares proposed to be transferred by (ii) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Series D Investor or Series C Investor, as applicable, at the time of the proposed transfer and the denominator of which is the total number of shares owned by all Series D Investors and Series C Investors at the time of such proposed transfer. Any shares not so purchased shall be reallocated to all fully-exercising Series D Investors and Series C Investors on a pro rata basis until all such shares are purchased and no Series D Investors or Series C Investors desire to purchase additional shares.

3.8 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and bylaws shall provide (a) for elimination of the liability of the directors to the maximum extent permitted by law and (b) indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

3.9 Termination of Covenants. All covenants of the Company contained in this Section 3 shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering in which all of the Preferred Stock is converted into Common Stock or (ii) upon an Acquisition or Asset Transfer (each as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation).

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Each Series D Investor and each Prior Investor and Occam, shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. However, a holder of Series A Preferred shall only have the foregoing right if, and to the extent, such holder has converted its shares of Series A Preferred into Common Stock (with such holdings of such Common

Stock only being used for determinations of pro rata share hereunder). Each Series D Investor’s and each Prior Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including any shares of Common Stock issued or issuable upon conversion of the Shares held by such Series D Investor or Prior Investor) held immediately prior to the issuance of such Equity Securities by such Series D Investor or Prior Investor to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. Occam’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including any shares of the Company’s Common Stock that are issuable upon exercise of warrants held by Occam) held by Occam, immediately prior to the issuance of such Equity Securities, as a result of the exercise of warrants held by it to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Series D Investor, each Prior Investor and Occam written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Series D Investor, each Prior Investor and Occam shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Series D Investor’s, the Prior Investor’s and Occam’s rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Series D Investors, the Prior Investors and Occam in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering in which all of the Preferred Stock is converted into Common Stock or (ii) an Acquisition. The rights of first refusal established by this Section 4 may be amended, or any provision waived with the written consent of Series D Investors and Prior Investors holding a majority of the Registrable Securities owned by Series D Investors and Prior Investors, or as permitted by Section 5.7.

4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any Equity Securities which would not be considered “Additional Shares of Common Stock” as defined in Section E(4)(i)(v) of Article IV of the Company’s Fifth Amended and Restated Certificate of Incorporation and any shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

5.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.3 Successors And Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4 Entire Agreement. This Agreement, the agreements under which the Holders acquired the Shares, and the Exhibits thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein

5.5 Aggregation of Stock. All Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.6 Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.7 Amendment And Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least fifty percent (50%) of the Shares, provided that such holders include holders of at least fifty percent (50%) of the shares of Series D Preferred Stock and holders of at least fifty percent (50%) of the shares of Series C Preferred Stock, provided further that such amendment be approved by the holders of at least fifty percent (50%) of the Common Stock held by the Common Holders if such amendment relates to Section 2 of this Agreement and would adversely change the rights or obligations of such Common Holders in a manner materially different than all other Holders of Registrable Securities.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least fifty percent (50%) of the Shares, provided that such holders include holders of at least fifty percent (50%) of the shares of Series D Preferred Stock and holders of at least fifty percent (50%) of the shares of Series C Preferred Stock, provided further that such waiver be approved by the holders of at least fifty percent (50%) of the Common Stock held by the Common Holders if such waiver relates to Section 2 of this Agreement and would waive the rights of such Common Holders in a manner materially different than all other Holders of Registrable Securities.

5.8 Delays Or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day or (c) one (1) day after deposit with a globally recognized overnight courier, specifying next day delivery, with written verification of receipt.

5.10 Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.11 Titles And Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.13 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section E(4)(i)(v)(D)-(J) of Article IV of the Company’s Fifth Amended and Restated Certificate, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.14 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of the Agreement by the Company and by the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock outstanding as of the date of this Agreement, voting as a single class. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and terminated in their entirety and shall have no further force and effect.

[signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have executed this THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

DEVAX, INC.

By:	/s/ Jeffrey Thiel
Jeffrey Thiel, President and CEO

COMMON HOLDERS:

/s/ Rick Buchholz
Rick Buchholz

COOLEY GODWARD LLP

By:	/s/ Illegible Signature
Its:

/s/ Jean-Denis Cornillot
Jean-Denis Cornillot

/s/ Theresa L. Gavin
Theresa L. Gavin

R.H. TRUST

By:	/s/ Illegible Signature
Its:

/s/ Jacques Seguin
Jacques Seguin

/s/ David A. Teicher
David A. Teicher

ROBERTS MITANI, LLC

By:	/s/ Illegible Signature
Its:

/s/ Georg Bortlein
Georg Bortlein

INVESTORS:

HBM BIOVENTURES (CAYMAN) LTD.

By:	/s/ John Arnold
Its:	Chairman and Managing Director

INTERNATIONAL BM BIOMEDICINE HOLDINGS (CAYMAN) LTD.

By:	/s/ John Arnold
Its:	Director

J.A.I.C. – HENSON MEDFOCUS FUND I

By:	/s/ David M. Richards
Its:	Chief Financial Officer

J.A.I.C. – HENSON MEDFOCUS FUND II

By:	/s/ David M. Richards
Its:	Chief Financial Officer

WHI MORULA FUND, LLC

By:	/s/ Michael S. Resnick
Its:	Executive Vice President; William Harris Investors, Inc., Manager

PRIVATE LIFE BIOMED AG

By:	/s/ Signatures Illegible
Its:	Managing Directors

ALSTERTOR PRIVATE LIFE GMBH & CO. KG

By:	/s/ Signatures Illegible
Its:

AQUA CAPITAL PARTNERS, LLC

By:	/s/ Signatures Illegible
Its:

CHAUSSON FINANCE

By:	/s/ Signatures Illegible
Its:

/s/ Arthur Cohen
Arthur Cohen

/s/ Michel de Guilhermier
Michel de Guilhermier

/s/ Vigdis Erklef
Vigdis Erklef

/s/ Raul Esquivel
Raul Esquivel

/s/ Benoit Galland
Benoit Galland

GLOBAL DAMON PHARM

By:	/s/ O.K. Kim
Its:	President and Chief Executive Officer

OCI, LTD

By:	/s/ L. Leggat Smith /s/ S. Postriteri
Its:	Directors

/s/ Herve Hales
Herve Hales

HENSON FAMILY TRUST & MICHAEL HENSON

By:	/s/ Michael Henson
Its:	Trustee

/s/ Jonathan Ilany
Jonathan Ilany

/s/ Jean Marsac
Jean Marsac

OCEAN STRATEGIC HOLDINGS LIMITED

By:	/s/ Signature Illegible
Its:

R.H. TRUST

By:	/s/ Signatures Illegible
Its:

/s/ Bruce Roberts
Bruce Roberts

/s/ John Sites
John Sites

/s/ Franz N. Tudor
Franz N. Tudor

INTERWEST PARTNERS IX, L.P.

By: INTERWEST MANAGEMENT PARTNERS IX, LLC, its General Partner

By:	/s/ Michael Sweeney
Name:	Michael Sweeney
Title:	Managing Director

OCCAM INTERNATIONAL B.V.

By:	/s/ Signature Illegible
Its:	Director

BIO-STAR PRIVATE EQUITY FUND LLC

By:	/s/ David M. Richards
Its:	Chief Financial Officer

BIO-STAR PRIVATE EQUITY FUND FP LLC

By:	/s/ David M. Richards
Its:	Chief Financial Officer

PIPER JAFFRAY & CO.

By:	/s/ R.N. Dolan
Its:	CAO-CIS Division

U.S. VENTURE PARTNERS IX, L.P. By Presidio Management Group IX, L.L.C. Its General Partner

By:	/s/ Michael P. Maher
Michael P. Maher
Attorney-In-Fact

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (DAPER I)

/s/ Tyler Edelstein
By:	Tyler Edelstein
Its:	Managing Director- Separate Investments

/s/ James H. Dahl
James H. Dahl

DAHL FAMILY FOUNDATION, INC.

By:	/s/ William Dahl
Its:	Vice President

DAHL CHILDREN TRUST: FBO JAMES A. DAHL

By:	/s/ William Dahl
Its:	Trustee

DAHL CHILDREN TRUST: FBO KATHRYN W. DAHL

By:	/s/ William Dahl
Its:	Trustee

L3 HOLDINGS, LLC.

By:	/s/ Signature Illegible
Its:	Agent

FARGO INVESTMENTS, L.P.

By:	/s/ Bradford M. Freeman
Its:	Bradford M. Freeman, General Partner

/s/ Paul Vance
Paul Vance

/s/ David M. Seldin
David M. Seldin

/s/ Irving Roberts
Irving Roberts

/s/ Steve Umberger
Steve Umberger

LEARNING TECH LTD. TARGET BENEFIT & PENSION PLAN & TRUST: FBO HERBERT W. SCHEIDEL

By:	/s/ H. Scheidel
Its:	Trustee

POLYIDUS PARTNERS, L.P.

By:	/s/ Signature Illegible
Its:	Vice President and Chief Financial Officer

/s/ Jeffrey Meyer
Jeffrey Meyer

MILLER, MILLER, BRADWISH & MILLER PROFIT SHARING PLAN & TRUST FBO RICHARD E. MILLER, JR.

By:	/s/ Signature Illegible
Its:	Trustee

SCOTT & DEBORAH MILLER FAMILY TRUST 9/17/2004

By:	/s/ Signature Illegible
Its:	Trustee

/s/ Charles W. Newman
Charles W. Newman

/s/ Andy Crawford
Andy Crawford

PAM AND TIM FITCH

By:	/s/ Pam Fitch /s/ Tim Fitch

EXHIBIT A

SCHEDULE OF COMMON HOLDERS

NAME	COMMON STOCK
Rick Buchholz	5,000
Cooley Godward LLP	25,000
Jean-Denis Cornillot	15,000
Theresa L. Gavin	20,000
R.H. Trust	62,000
Jacques Seguin	1,750,000
David A. Teicher	20,000
Roberts Mitani, LLC	8,500
Georg Bortlein	67,500

EXHIBIT B

SCHEDULE OF INVESTORS

NAME	SERIES A	SERIES B	SERIES C	SERIES D
HBM BioVentures (Cayman) Ltd.			1,760,965	1,475,777
International BM Biomedicine Holdings (Cayman) Ltd.		844,595	425,343	915,001
J.A.I.C. – Henson Medfocus Fund I		84,460	85,474	79,575
J.A.I.C. – Henson Medfocus Fund II				79,575
Rock Creek Partners II, Ltd.		896,436	430,920
WHI Morula Fund, LLC			84,459	58,741
Private Life BioMed AG			219,595	158,220
Alstertor Private Life GmbH & Co. KG			33,784	24,342
Aqua Capital Partners, LLC		25,719
Chausson Finance	56,980
Arthur Cohen	74,074
Michel de Guilhermier	96,866
Vigdis Erklef	18,518	8,492
Raul Esquivel	74,074
Benoit Galland	34,188
Global Damon Pharm		168,919
OCI, Ltd.	55,556
Herve Hales	34,188
Henson Family Trust & Michael Henson		16,892		13,500
Jonathan Ilany	37,100
Jean Marsac	111,111	10,401
Ocean Strategic Holdings Limited		6,858
R.H. Trust	222,222	18,915
Bruce Roberts		10,482
John Sites	81,676			79,576
Franz N. Tudor	7,407
InterWest Partners IX, L.P.				2,228,117
Occam International B.V.				457,867
Bio-Star Private Equity Fund LLC				89,921
Bio-Star Private Equity Fund FP LLC				16,180
U.S. Ventures IX, L.P.				2,221,485
The Board of Trustees of the Leland Stanford Junior University (DAPER I)				6,631
James H. Dahl				26,525
Dahl Family Foundation, Inc.				26,525
Dahl Children Trust: FBO James A. Dahl				39,788
Dahl Children Trust: FBO Kathryn W. Dahl				39,788
L3 Holdings, LLC				59,682
Pam and Tim Fitch				19,894
Fargo Investments, L.P.				79,576
Paul Vance				6,631

B-1

NAME	SERIES A	SERIES B	SERIES C	SERIES D
David M. Seldin				39,788
Irving Roberts				26,525
Steve Umberger				26,525
Learning Tech. Ltd. Target Benefit & Pension Plan & Trust FBO Herbert W. Scheidel				26,525
Polyidus Partners, LP (Pete Thomas)				26,525
Jeffrey Meyer				26,525
Miller, Miller, Bradwish & Miller Profit Sharing Plan & Trust FBO Richard E. Miller, Jr.				13,263
Scott and Deborah Miller Family Trust 9/17/2004				26,525
Charles W. Newman				19,894
Andy Crawford				53,050

B-2